Exhibit 99.1

Sage Therapeutics Board of Directors Initiates Review of Strategic Alternatives and Rejects Biogen’s

Unsolicited Acquisition Proposal

Company Board Concludes the Proposal Significantly Undervalues Sage and Believes it is Not in the Best Interest of Shareholders

The Company Remains Focused on the Goal of Establishing ZURZUVAE as the Standard of Care for Women with Postpartum Depression

CAMBRIDGE, Mass., Jan. 27, 2025 – Sage Therapeutics, Inc. (Nasdaq: SAGE) (“Sage” or “the Company”), today announced that its Board of Directors has initiated a process to explore strategic alternatives for the Company. The Board intends to evaluate a broad range of opportunities to maximize value for shareholders, including but not limited to a potential strategic transaction, business combination or sale.

In addition, Sage announced that its Board has unanimously rejected the unsolicited, nonbinding proposal it received from Biogen Inc. (Nasdaq: BIIB) (“Biogen”) on January 10, 2025, to acquire all outstanding shares of Sage not already owned by Biogen for $7.22 per share.

The Company has not set a timetable for the review process, nor has it made any decisions related to any potential strategic alternatives at this time. There can be no assurance that the Company’s strategic review process will result in any transaction or other strategic outcome. Sage does not intend to disclose further developments on this strategic review process unless and until it determines that such disclosure is appropriate or necessary. While the Board conducts its review, Sage remains focused on the goal of establishing ZURZUVAE as the standard of care for women with PPD.

Goldman Sachs & Co. LLC is acting as financial advisor to Sage, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

About Sage Therapeutics

Sage Therapeutics (Nasdaq: SAGE) is a biopharmaceutical company committed to our mission of pioneering solutions to deliver life-changing brain health medicines, so every person can thrive. Sage developed the only two FDA-approved treatments indicated for postpartum depression and is advancing a pipeline to target unmet needs in brain health. Sage was founded in 2010 and is headquartered in Cambridge, Mass. Find out more at www.sagerx.com or engage with us on Facebook, LinkedIn, Instagram, and X.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Such forward-looking statements include statements regarding the review to be conducted by the Board of Directors and our goal of establishing ZURZUVAE as the standard of care for women with PPD. These forward-looking statements are based on management’s current expectations about future events as of the date hereof, are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include, but are not limited to, the outcome and timing of the review process, which may be suspended or modified at any time; the possibility that the Board of Directors may decide not to undertake a strategic alternative following the review process; Sage’s inability to consummate any proposed strategic alternative resulting from the review due to, among other things, market, regulatory and other factors; the potential for disruption to our business resulting from the review process; potential adverse effects on our stock price from the announcement, suspension or consummation of the review process; our launch and commercialization efforts in the U.S. with respect to ZURZUVAE for the treatment of women with PPD may not be successful; ZURZUVAE may not achieve the clinical benefit, clinical use or market acceptance for the treatment of PPD we expect or we may encounter reimbursement, market access, process-related or other issues, including competition in the market, that impact the success of our commercialization efforts; ZURZUVAE may never become the standard of care for women with PPD; and those risks more fully discussed in the section entitled “Risk Factors” in our most recent quarterly report, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. Subsequent events and developments, including actual results or changes in Sage’s assumptions, may cause our views to change. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements included in this press release are expressly qualified in their entirety by these cautionary statements. We explicitly disclaim any obligation to update our forward-looking statements, except to the extent required by applicable law.

SELECT IMPORTANT SAFETY INFORMATION FOR ZURZUVAE

ZURZUVAE (zuranolone) CIV, is a neuroactive steroid gamma-aminobutyric acid (GABA) A receptor positive modulator indicated for the treatment of postpartum depression in adults.

This does not include all the information needed to use ZURZUVAE safely and effectively. See full prescribing information for ZURZUVAE.

ZURZUVAE may cause serious side effects, including decreased awareness and alertness, which can affect your ability to drive safely or safely do other dangerous activities. Do not drive, operate machinery, or do other dangerous activities until at least 12 hours after taking each dose. You may not be able to tell on your own if you can drive safely or tell how much ZURZUVAE is affecting you. ZURZUVAE may cause central nervous system (CNS) depressant effects including sleepiness, drowsiness, slow thinking, dizziness, confusion, and trouble walking. Taking alcohol, other medicines that cause CNS depressant effects such as benzodiazepines, or opioids while taking ZURZUVAE can make these symptoms worse and may also cause trouble breathing. ZURZUVAE is a federally controlled substance schedule IV because it contains zuranolone, which can be abused or lead to dependence. Tell your healthcare provider right away if you become pregnant or plan to become pregnant during treatment with ZURZUVAE. You should use effective birth control (contraception) during treatment with ZURZUVAE and for 1 week after the final dose. ZURZUVAE and other antidepressant medicines may increase the risk of suicidal thoughts and actions in people 24 years of age and younger. ZURZUVAE is not for use in children. The most common side effects of ZURZUVAE include sleepiness or drowsiness, dizziness, common cold, diarrhea, feeling tired, weak, or having no energy, and urinary tract infection.

Contacts

Investor Contact

Ashley Kaplowitz

Ashley.Kaplowitz@sagerx.com

Media Contacts

Francesca Dellelci

Francesca.Dellelci@sagerx.com

Tim Lynch / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449